UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2016

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth below in Item 1.03 of this Current Report on Form 8-K regarding the DIP Financing Agreement (as defined below) is incorporated herein by reference.

Item 1.03. Bankruptcy or Receivership.

As previously reported on a Form 8-K filed by Nuo Therapeutics, Inc. (the “Company”), on January 26, 2016, the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which is being administered under the caption “In re: Nuo Therapeutics, Inc.”, Case No. 16-10192 (MFW) (the “Chapter 11 Case”).

On January 26, 2016, the Company filed a Motion of The Debtor and Debtor in Possession for Entry of Interim and Final Orders Pursuant to Sections 105, 361, 362, 363(m), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 507 of the United States Bankruptcy Code and Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014 (I) Authorizing the Debtor to Obtain Postpetition Financing, (II) Authorizing the Debtor to Use Cash Collateral and (III) Granting Adequate Protection to Prepetition Secured Parties (the "DIP/Cash Collateral Motion"). Under the DIP/Cash Collateral Motion, the Company sought to borrow $9 million, of which $4.5 million would be new money and $4.5 million a roll up of existing funds between the Company and Deerfield Mgmt, L.P. as DIP Agent, and Lenders designated Deerfield Special Situations Fund II, L.P., Deerfield Private Design Fund International II, L.P. and Deerfield Special Situations Fund (collectively referred to herein as Deerfield), and to use cash collateral through to and including March 27, 2016. On January 28, 2016 the Court granted the Company interim relief, which permitted the Company to access up to $1.5 million in new money and use of cash collateral. The Bankruptcy Court scheduled a final hearing on the DIP/Cash Collateral Motion for February 22, 2016. The Official Committee of Unsecured Creditors and ad hoc committee of equity holders filed objections to DIP/Cash Collateral Motion.

On February 1, 2016, the Company filed a Motion of the Debtor and Debtor In Possession Pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code for an Order (I)(A) Approving Procedures In Connection With the Sale of Substantially All of the Debtors Assets; (B) Scheduling the Related Auction and Hearing to Consider Approval of Sale; (C) Approving Procedures Related to the Assumption of Certain Executory Contracts and Unexpired Leases; (D) Approving the Form and Manner of Notice Thereof; (E) Approving Expense Reimbursement; and (F) Granting Related Relief; and (II)(A) Authorizing the Sale of Substantially All of the Debtors Assets Free and Clear of Liens, Claims, Encumbrances, and Other Interests; (B) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto; and (C) Granting Related Relief (the "Bid/Sale Motion"), which was noticed for a hearing on February 22, 2016. The Official Committee of Unsecured Creditors, ad hoc committee of equity holders, the Office of the United States Trustee and a creditor/contract party filed objections to Bid/Sale Motion.

On February 22, 2016, the Court held hearings on DIP/Cash Collateral Motion and the Bid/Sale Motion. After presentation of evidence and oral argument at the Hearing, the Bankruptcy Court denied the DIP/Cash Collateral Motion and Bid/Sale Motion.

On February 23, 2016, Deerfield Mgmt, L.P. sent the Company a "Notices of Events of Default, termination of right to use Cash Collateral and enforcement of DIP Liens and exercise of other rights and remedies" (the "Default Notice"). In it, Deerfield Mgmt, L.P. asserted events of default, including "the failure of the [Bankruptcy] Court to permit Lenders to credit bid . . . $10,550,000" as sought under the Bid/Sale Motion. The letter further stated that Deerfield considered that the Company's right to use Cash Collateral would terminate in five (5) days, that it would not consent to use of funds for "any payroll costs" after the date of the Notice and, that after seven (7) days from the date of the Notice, "the DIP Agent and Lenders may enforce their DIP Liens." On February 24, 2016 Deerfield agreed to the payment of all payroll related costs through February 29, 2016 with cash collateral.

On February 25, 2016, Deerfield further expressly authorized the company to pay certain operating expenses and payroll for the period from February 29 to March 6, 2016, but expressly stated it was not a "withdrawal of its default notice."

The Company is currently in discussions with Deerfield and other parties to resolve issues that would result in additional DIP funding and consensual use of cash collateral as well as a global resolution of all matters pertaining to the Chapter 11 Case under a Plan of Reorganization (the “Plan”). There can be no assurance that the parties will be able to reach agreement on additional DIP funding, the continued use of cash collateral, or the terms of any arrangement under a Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Acting Chief Executive Officer & Acting Chief Financial Officer

Date: February 29, 2016